Exhibit 99.1

FOR IMMEDIATE RELEASE	For More Information Contact
Darrell Lee, CFO/VP
May 2, 2013	763-493-6370 / www.mocon.com

MOCON Announces Results for the First Quarter 2013

MINNEAPOLIS, MN, May 2, 2013 — MOCON, Inc. (NASDAQ: MOCO) today reported sales of $14.4 million for the first quarter ended March 31, 2013, an increase of 57 percent compared to $9.2 million for the same quarter in 2012.  The main reason for the increase was due to the inclusion of Dansensor’s sales in the amount of $5.1 million which were not included in last year’s numbers due to the acquisition occurring on April 2, 2012.  Sales from our organic business were up slightly over the prior year. The net income for the first quarter was $867,000, or $0.15 per diluted share, compared to net income of $821,000 or $0.14 per diluted share, in the first quarter of 2012.  The current quarter income was negatively impacted by a reduced gross profit margin as explained below.

Sales in our Industrial Analyzer segment increased 35 percent in the current quarter compared to the same quarter in 2012 due primarily to strong instrument sales to the environmental monitoring and oil and gas exploration markets.  Sales in our Package Testing segment increased dramatically this quarter compared to last year due to the addition of Dansensor’s European business and the addition of their product line to our domestic product offerings.  Sales in our Permeation segment, which are predominantly foreign, were 15 percent lower in this quarter compared to last year as capital equipment orders in Europe continue to be softer than in past years.

The company-wide gross margin of 55 percent in the first quarter 2013 was lower than the company’s historical levels.  This was primarily due to a shift in product mix to a higher percentage of our package testing instruments which traditionally carry lower margins and reduced margins in our permeation business as a result of lower volume.  Selling, general and administrative expenses and research and development expenses are higher in the first quarter 2013 compared to the same period last year primarily due to the addition of Dansensor’s results.

“We are pleased with the progress that’s been made with integrating the Dansensor product line as this has positively impacted the domestic sales of our Package Testing product group,” said Robert L. Demorest, MOCON President and CEO.  “We are committed to continue to evaluate our combined product offerings with the goal of improving our sales and marketing strategies as well as improving profit margins through more efficient manufacturing practices.”

About MOCON

MOCON is a leading provider of detectors, instruments, systems and consulting services to research laboratories, production facilities, and quality control and safety departments in the medical, pharmaceutical, food and beverage, packaging, environmental, oil and gas and other industries worldwide.  See www.mocon.com for more information.

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements include statements that can be identified by words such as “will,” “may,” “expect,” “believe,” “anticipate,” “estimate,” “continue,” or other similar expressions.  All forward-looking statements speak only as of the date of this press release.  MOCON undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.  In addition to the risks and uncertainties of ordinary business operations and conditions in the general economy and the markets in which the company competes, there are important factors that could cause actual results to differ materially from those anticipated by the forward-looking statements made in this press release.  These factors include, but are not limited to, the integration and performance of Dansensor, the terms of our credit agreement including financial covenants included therein, competition and technological change, setbacks in product development programs, order cancellations, dependence on certain key industries, and other factors set forth in the company’s Annual Report on Form 10-K for the year ended December 31, 2012 and other documents MOCON files with or furnishes to the Securities and Exchange Commission.

MOCON’s shares are traded on the NASDAQ Global Market System under the symbol MOCO.

MOCON is a registered trademark of MOCON, Inc.; other trademarks are those of their respective holders.

MOCON, INC.

SUMMARY CONSOLIDATED FINANCIAL DATA

(in Thousands, Except Per Share Data)

INCOME STATEMENT DATA:  (unaudited)

	Quarters Ended March 31,
	2013	2012
Sales
Products	$13,742	$8,516
Consulting services	705	667
Total sales	14,447	9,183

Cost of sales
Products	6,008	2,995
Consulting services	462	379
Total cost of sales	6,470	3,374

Gross profit	7,977	5,809

Selling, general and administrative expenses	5,603	3,778
Research and development expenses	1,119	733
Operating income	1,255	1,298

Other income (expense), net	(104)	18
Income before income taxes	1,151	1,316

Income tax expense	284	495

NET INCOME	$867	$821

Net income per common share:
Basic	$0.16	$0.15
Diluted	$0.15	$0.14

Weighted average common shares outstanding:
Basic	5,521	5,450
Diluted	5,677	5,692

BALANCE SHEET DATA: (unaudited)

	March 31, 2013	December 31, 2012
Assets:
Cash and marketable securities	$6,979	$7,911
Accounts receivable, net	10,695	10,652
Inventories	6,247	6,345
Other current assets	2,278	2,005
Total current assets	26,199	26,913
Marketable securities, noncurrent	—	210
Property, plant and equipment, net	5,727	5,350
Investment in affiliated company	3,204	3,304
Goodwill, intangibles and other assets	20,856	21,443

Total assets	$55,986	$57,220

Liabilities and Stockholders’ Equity:
Revolving lines of credit	$4,581	$5,328
Notes payable, current	2,512	2,566
Other current liabilities	8,906	8,600
Total noncurrent liabilities	6,419	6,845
Stockholders’ equity	33,568	33,881

Total liabilities and stockholders’ equity	$55,986	$57,220